Exhibit 10.3

March 22, 2004

Mr. Edward Zinser

39 Flintlock Lane

Bell Canyon, CA  91307

Dear Ed:

We are pleased to offer you the position of Chief Financial Officer and Executive Vice President reporting to Brian Farrell, President and Chief Executive Officer.  We look forward to a mutually beneficial and successful business relationship.  This letter sets out the terms and conditions of your employment with THQ.

The Compensation Plan and Benefits Package for your position is summarized on page two of this letter.  These terms may be modified at a later date; also, THQ may from time to time establish other policies and conditions regarding your employment.

In addition, this offer is made contingent upon your reading and signing the standard THQ’s Policy on Confidentiality of Information and Securities Trading and upon THQ receiving positive confirmation on a background screening that is conducted for all newly hired employees.

If you accept this offer, please sign at the spaces provided on both pages of this letter, indicating your acceptance.  If you do not do so within seven days from the date of this letter, this offer will expire.

By signing this letter, you understand and agree that your employment with THQ is at will.  Your employment with THQ is voluntarily entered into and we recognize you are free to resign at any time.  Similarly, it is recognized that THQ is free to conclude an employment relationship at any time we feel is appropriate.  While other terms of your employment may change with or without notice, this at will relationship can be changed only in a written agreement signed by you and an officer of THQ.

On your first day of work we will need evidence of your U.S. citizenship, or proof of your legal right to live and work in this country.

Welcome to the THQ team, Ed.

Sincerely,

William Goodmen

Senior Vice President

Human Resources and Administration

Acceptance:

Edward Zinser	Date	Start Date

Edward Zinser

Compensation Plan and Benefits Package

Title:

Chief Financial Officer and Executive Vice President, reporting to President and Chief Executive Officer.  Direct reports are; Vice President Finance & Strategic Planning, Vice President Corporate Controller, Vice President MIS, Director Internal Audit, Director Investor Relations, International Finance & Operations Director, and Tax Director.

Base Salary:		$320,000 per year payable bi-weekly at the rate of $12,307.70 (26 pay periods/year)

Status:		Exempt

Health Insurance:		Blue Cross HMO, Kaiser HMO or Blue Cross PPO. Eligibility begins on date of hire. In addition, you and your eligible dependents will be covered by Exec-U-Care at no cost to you.

Dental:		Coverage through MetLife. Eligibility begins on date of hire.

Vision:		Coverage through V.S.P. Eligibility begins on date of hire.

Life Insurance:		Three times base pay (capped at $1 million) — Eligibility effective on date of hire.

Short/Long Term Disability:		Eligibility effective on date of hire.

Vacation/Holidays:		Twenty (20) days per year vacation. Eight (8) paid holidays, plus two floating days per year.

401k Plan:

All full time regular employees are eligible to participate at the beginning of each quarter (January 1, April 1, July 1, and October 1) after 30 days of employment.  100% company match on first 4%.  Six year vesting schedule for company match.

Bonus:		75% Target Bonus. Bonus will be based upon certain quantitative and qualitative performance measures and bonus will be determined annually by the Compensation Committee.

Profit Sharing:		Contributions are based on profitability and are generally made once each year following the calendar year-end. Employees are fully vested after six years.

Stock Options:		Board has approved 100,000 stock options. Will be eligible for annual stock grants as approved by the Board of Directors.

Severance:

If, at any time during the eighteen (18) months following your first day of employment, your employment is terminated by the Company for reasons other than cause, as determined in the attached exhibit, you will be entitled to a severance payment equal to 18 months of pay, minus the number of days already worked within the 18 month period, with a minimum of 9 months pay.

Change of Control:		Eligible to participate in the attached change of control agreement.

Acceptance:		/s/ Edward Zinser
	Edward Zinser	Date